Exhibit

10.24 License Agreement between the Mount Sinai School of Medicine of New York University and Magna-Lab Inc. dated as of July 1, 2001

                                LICENSE AGREEMENT
                                     BETWEEN

                      THE MOUNT SINAI SCHOOL OF MEDICINE OF
                               NEW YORK UNIVERSITY

                                       AND

                                 MAGNA-LAB INC.

This License Agreement (the "Agreement") is made and effective as of July 1, 2001 (the "Effective Date"), by and between:

THE MOUNT SINAI SCHOOL OF MEDICINE OF NEW YORK UNIVERSITY, a corporation organized and existing under the laws of the State of New York and having a place of business at One Gustave L. Levy Place, Box 1675, New York, NY 10029-6574 ("MSSM")

AND

Magna-Lab Inc., a corporation duly organized and existing under the laws of Delaware, and having its principal office at Six Kimball Lane, Lynnfield, Massachusetts 01940 ("MAGNA").

RECITALS

WHEREAS:

Pursuant to a Collaborative Research Agreement, dated as of May 7, 1997 (the "Research Agreement"), MSSM and MAGNA jointly developed certain technology as covered by the Patent Rights (as hereinafter defined); and

In accordance with the terms of the Research Agreement, the technology and inventories covered by the Patent Rights are jointly owned by MSSM and MAGNA, with the understanding that each of them shall have certain license rights thereunder; and

In furtherance of the foregoing premises, MSSM wishes to license its share of the Patent Rights to a Continuation of USA patent application 09/442,666 filed 11/18/99 and based on USA Provisional filing #60/108,968 filed 11/18/98 and shall further mean, United States and foreign patents issuing thereon, and any divisions, continuations, reissues, renewals and extensions thereof and MAGNA desires to accept such license, all on the terms and conditions set forth herein. NOW, THEREFORE, IT IS HEREBY DECLARED AND AGREED BETWEEN THE PARTIES AS
FOLLOWS:

Definitions.

Whenever used in this Agreement, the following terms shall have the following meanings:

      a. "Affiliate" shall mean any corporation, firm, limited liability company, partnership or other entity that directly or indirectly controls or is controlled by or is under common control with a party to this Agreement. "Control" means ownership, directly or through one or more Affiliates, of 50 percent or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or 50 percent or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

      b. "Calendar Year" shall mean any consecutive period of twelve months commencing on the first day of January of any year.

      c. "License" shall mean the license under MSSM's share of Patent Rights to develop, manufacture, have manufactured, use, offer for sale and sell the Licensed Products as provided in Article 2, below.

      d. "Licensed Products" shall mean any product or part thereof, the manufacture, use, or sale of which is: (i) covered by one or more Valid Claims of any unexpired Patent Rights, or (ii) could not be developed, manufactured, used, sold, comprised or delivered without the License.

      e. "Net Sales" shall mean the total amount invoiced by MAGNA or by any Affiliate or by a sublicensee in connection with sales of the Licensed Products by MAGNA or any MAGNA Affiliate to any person or entity that is not a Affiliate or a sub-licensee of MAGNA or a MAGNA Affiliate, after deduction of all the following to the extent applicable to such sales;

            i) trade, cash and quantity credits, discounts, refunds or rebates;

            ii)   allowances or credits for returns;

            iii)  sales commissions;

            iv)   sales taxes (including value added tax), and

            v)    freight and insurance charges borne by the seller.

      f. "Patent Rights" shall mean U.S. Patent Application 09/442,666 filed 11/18/99 and based on USA Provisional filing #60/108,968 filed 11/18/98 entitled "Expandable MRI Receiving Coil" and Continuation of U.S. Patent Application #09/517,894 filed 3/23/00 entitled " Catheter Antenna for Magnetic Resonance Imaging" and shall further mean, United States patents issuing thereon, and any divisions, continuations in whole, reissues, renewals and extensions and foreign filings thereof.list all patents filed by us and foreign.

      g. "Valid Claim" shall mean a claim of (i) an issued patent included in Patent Rights which has not been declared invalid in a final, unappealable decision of a court of appropriate jurisdiction, or
            (ii) a pending patent application included in the Patent Rights which is being diligently prosecuted by or on behalf of MSSM and has not been pending for more than five years from the date on which it was first filed.

      h.    "Territory" shall mean worldwide.

2.    The License

a) Subject to the terms and conditions hereinafter set forth, MSSM hereby grants to MAGNA and MAGNA hereby accepts from MSSM the Worldwide right under the Patent Rights to develop, manufacture, have manufactured, use, sell and offer for sale the Licensed Products. The License shall be exclusive as to all rights of MSSM in and to the Patent Rights in the Territory. During the term of this Agreement, MSSM shall not grant any rights in and to the Patent Rights of MAGNA herein.

b) MAGNA shall be entitled to grant sub-licenses under the License on terms and conditions not inconsistent with this Agreement (except that the rate of royalty may be at higher rates than those set forth in this Agreement):
      (i) to an Affiliate, and (ii) to other third parties for consideration and in arms-length transactions subject to the rights retained by MSSM pursuant to Section 3.c. hereof.

c) All sub-licenses shall only be granted by MAGNA pursuant to a written agreement, a true and complete copy of which shall be submitted by MAGNA to MSSM as soon as practicable after the signing thereof. Each sub-license granted by MAGNA hereunder shall be subject and subordinate to the terms and conditions of this License Agreement and shall contain, inter alia, the following provisions:

            i) the sub-license shall expire automatically on the termination of the License;

            ii) both during the term of the sub-license and thereafter the sub-licensee shall be bound by a secrecy obligation similar to that imposed on MAGNA in Section 6 below, and that the sub-licensee shall bind its employees and agents, both during the terms of their employment and thereafter, with a similar undertaking of secrecy.

d) The sub-license agreement shall include the text of Sections 6, 8 and 9 of this Agreement and shall state that MSSM is an intended third party beneficiary of such sub-license agreement for purposes of enforcing such indemnification and insurance provisions.

e) The License shall be subject to a non-exclusive license in favor of the U.S. Government to the extent required by Title 35 U.S.C.A. ss. 200 et seq., or as otherwise required by virtue of use of federal funding in support of inventions claimed within the Patent Rights.

f) Neither party hereto will, as a result of this Agreement, obtain any ownership interest in, or any other right or license to, any existing technology, patents, or Confidential Information, as defined in Section 6, below, of the other party.

3.

      a. In consideration for the grant of the License hereunder, MAGNA shall pay to MSSM:

            i.) a royalty of three percent (3%) on Net Sales of Licensed Products by MAGNA and/or any of its Affiliates, or Sublicensees to End users; and

            ii.) If MAGNA is required to acquire one or more licenses from third parties in order to make, use or sell a Licensed Product such that aggregate royalties payable by MAGNA on Net Sales exceeds twelve percent (12%), then MAGNA shall be entitled to a credit against the royalty payments due to MSSM pursuant to
                  Section 3.a.i. equal to fifty percent (50%) of the amount of such excess; provided, however, that in no event shall the amount otherwise payable to MSSM be reduced by more than fifty percent (50%). Any amounts for which MAGNA is entitled to receive credit, which are not deducted as a result of the fifty percent (50%) cap, shall be carried forward and credited against future royalties due MSSM in the following year.

            iii.) Fifteen percent (15%) of any license fee or other non-royalty consideration received by MAGNA as consideration for the grant of a sub-license with respect to the License or of an option to acquire such a sub-license, whenever, the overall sublicense agreement would unfairly reduce MSSM's compensation by artificially lowering Net Sales;

            (iv) MAGNA shall notify MSSM of the date of the first commercial sale of a Licensed Product as soon as practicable after the making of such commercial sale.

            (v) Commencing on the date of first commercial sale of a License Product, MAGNA shall, within 90 days from the last day of each June and December in each Calendar Year during the term of the License, submit to MSSM a full and detailed report of royalties or payments due MSSM under the terms of this Agreement for the preceding half year (the "Semi-Annual Report"), setting forth the Net Sales and lump sum payments and all other payments or consideration from sub-licensees upon which such royalties are computed and including, on a Licensed Product-by-Licensed Product basis at least:

                        (a) the quantity of Licensed Products used, sold, transferred or otherwise disposed of,

                        (b)   the selling price of each Licensed Product,

                        (c)   the deductions permitted to arrive at Net Sales,

                        (d) the royalty computations and deductions therefrom based on royalty payments to third parties.

                  If no royalties are due, a statement shall be sent to MSSM stating such fact. The full amount of any royalties or other payments due to MSSM for the preceding half-year shall accompany each such report on royalties and payments. MAGNA and all its sub-licensees shall keep for a period of at least five years after the date of entry, full, accurate and complete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to MSSM from MAGNA pursuant to terms of this Agreement.

            (vi) MAGNA may deduct from the royalties otherwise payable to MSSM for any year up to 10% of such royalties to cover actual costs incurred by MAGNA for the prosecution issuance and maintenance costs and interference proceedings cost pertaining to the Patent Rights.

      b. At the request and expense of MSSM, MAGNA shall permit (and shall require its sub-licensees to permit) an independent certified or chartered public accountant appointed by MSSM, at reasonable times and upon reasonable notice (but not more frequently than once per 12-month period), to examine the records of MAGNA (and its sub-licensees) to the extent necessary to verify royalty calculations made hereunder; provided, however, that such examination shall be at the expense of MAGNA if it reveals a discrepancy in the amount of royalties to be paid in MSSM's favor of more than five percent. Results of such examination shall be made available to both MAGNA and MSSM.

      c. MSSM shall have the right to practice the Patent Rights and use the Inventions for its own bona fide research, including sponsored research and collaborations. MSSM shall have the right to publish any information included in Patent Rights.

4.    Method of Payment

      a. Royalties and any other payments due to MSSM hereunder shall be paid to MSSM in United States dollars.

      b. MAGNA shall be responsible for prompt reimbursement to MSSM of all royalties due on sale, transfer or disposition of Licensed Products by the sub-licensees of MAGNA.

      c. As to sales occurring in currencies other than U.S. Dollars, Net Sales shall first be calculated in the currency in which sale occurred and then converted to U.S. Dollars at the closing buying rate for such currency as of the last business day of the calendar quarter for which royalties are due, as set forth in the Wall Street Journal for such date.

5.    Confidential Information.

      a. In the course of research to be performed under this Agreement, it will be necessary for each party to disclose "Confidential Information" to the other. For purposes of this Agreement, "Confidential Information" is defined as all information, data and know-how disclosed by one party (the "Disclosing Party") to the other (the "Receiving Party"), either embodied in tangible materials (including writings, drawings, graphs, charts, photographs, recordings, structures, technical and other information) marked "Confidential" or, if initially disclosed orally, which is reduced to writing marked "Confidential" within 10 days after initial oral disclosure, other than that information which is:

            i) known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party's business records; or

            ii) at the time of disclosure, or thereafter becomes, published or otherwise part of the public domain without breach of this Agreement by the Receiving Party; or

            (iii) obtained from a third party who has the legal right to make such disclosure and without any confidentiality obligation to the Disclosing Party; or

            (iv) independently developed by the Receiving Party without the use of Confidential Information received from the Disclosing Party and such independent development can be documented by the Receiving Party; or

            (v) disclosed to governmental or other regulatory agencies in order to obtain patents, provided that such disclosure may be made only to the extent reasonably necessary to obtain such patents or authorizations, and further provided that any such patent applications shall be filed in accordance with the terms of this Agreement; or

            (vi) required by law, regulation, rule, act or order of any governmental authority to be disclosed.

      b. The Receiving Party agrees that at all times and notwithstanding any termination, expiration, or cancellation hereunder, it will hold the Confidential Information of the Disclosing Party in strict confidence, and will use all reasonable safeguards to prevent unauthorized disclosure by its employees and agents. Notwithstanding the foregoing, the parties recognize that industry standards with respect to the treatment of Confidential Information may not be appropriate in an academic setting. However, MSSM agrees to retain Confidential Information of MAGNA in the same manner and with the same level of confidentiality as MSSM retains its own Confidential Information.

      c. The Receiving Party will maintain reasonable procedures to prevent accidental or other loss, including unauthorized publication of any Confidential Information of the Disclosing Party. The Receiving Party will promptly notify the Disclosing Party in the event of any loss or unauthorized disclosure of the Confidential Information.

      d. Upon written request, the Receiving Party will promptly return to the Disclosing Party all documents or other tangible materials representing Confidential Information and all copies thereof.

      e. The Receiving Party will immediately notify the Disclosing Party in writing, if it is requested by a court order, a governmental agency, or any other entity to disclose Confidential Information in the Receiving Party's possession. The Disclosing Party will have an opportunity to intervene by seeking a protective order or other similar order, in order to limit or prevent disclosure of the Confidential Information. The Receiving Party will disclose only the minimum Confidential Information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by the Disclosing Party.

6.    Patent Rights.

      a. If either party to this Agreement acquires information that a third party is infringing one or more of the Patent Rights, the party acquiring such information shall promptly notify the other party to Agreement in writing of such infringement.

      b. In the event of infringement of the Patent Rights, MAGNA shall have the right, but not the obligation, to bring suit against the infringer on MSSM's behalf. Should MAGNA elect to bring suit against an infringer and MSSM is joined as party plaintiff in any such suit, MSSM shall have the right to approve the counsel selected by MAGNA to represent MAGNA, such approval not to be unreasonably withheld. The expenses of such suit or suits that MAGNA elects to bring, including any expenses of MSSM incurred in conjunction with the prosecution of such suit or the settlement thereof, shall be paid for entirely by MAGNA and MAGNA shall hold MSSM free, clear and harmless from and against any and all costs of such litigation, including attorney's fees. MAGNA shall not compromise or settle such litigation without the prior written consent of MSSM, which shall not be unreasonably withheld.

      c. If MAGNA exercises its right to sue, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys' fees, necessarily involved in the prosecution of any such suit, and if after such reimbursement, any funds shall remain from said recovery MAGNA shall promptly pay to MSSM an amount equal to twenty-five (25%) percent of such remainder and MAGNA shall be entitled to receive and retain the balance of the remainder of such recovery.

      d. If MAGNA does not bring suit against said infringer pursuant to subsection b, above, or has not commenced negotiations with said infringer for discontinuance of said infringement, within 90 days after receipt of such notice, MSSM shall have the right, but not the obligation, to bring suit for such infringement and to join MAGNA as a party plaintiff, in which event MSSM shall hold MAGNA free, clear and harmless from and against any and all costs and expenses of such litigation, including attorneys' fees. In the event MSSM brings suit for infringement of the Patent Rights, MSSM shall have the right to first reimburse itself out of any sums recovered in such suit or settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys' fees necessarily involved in the prosecution of such suit, and if after such reimbursement, any funds shall remain from said recovery, MSSM shall promptly pay to MAGNA an amount equal to Twenty-five percent (25%) of such remainder and MSSM shall be entitled to receive and retain the balance of the remainder of such recovery.

      e. Each party shall have the right to be represented by counsel of its own selection, at its sole expense, in any suit for infringement of the Patent Rights instituted by the other party to this Agreement under the terms hereof.

      f. MAGNA shall cooperate fully with MSSM at the request of MSSM, including, by giving testimony and producing documents lawfully requested in the course of a suit prosecuted by MSSM for infringement of the Patent Rights; provided MSSM shall pay all reasonable expenses (including attorneys' fees) incurred by MAGNA in connection with such cooperation. MSSM shall cooperate with MAGNA in the prosecution of a suit by MAGNA for infringement of the Patent Rights, provided that MAGNA shall pay all reasonable expenses (including attorneys' fees) involved in such cooperation.

      g. MAGNA shall, upon receipt of reasonable documentation, promptly reimburse MSSM for all of the fees and expenses reasonably incurred by MSSM in the prosecution and maintenance of the Patent Rights.

7.    Liability and Indemnification.

      a. MAGNA shall indemnify, defend and hold harmless MSSM and its trustees, officers, directors, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments: (i) arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by MAGNA or by a licensee, Affiliate or agent of MAGNA of any Licensed Product, process or service relating to, or developed pursuant to, this Agreement, or (ii) arising out of any other activities to be carried out by MAGNA pursuant to this Agreement.

      b. MAGNA's indemnification under subsection a.(i), above, shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of the Indemnitees. MAGNA's indemnification under subsection a (ii), above, shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the gross negligence or intentional misconduct of the Indemnitees.

      c. MAGNA shall, at its own expense, provide attorneys reasonably acceptable to MSSM to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

8.    Security for Indemnification.

      a. At such time as any Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by MAGNA or by a sub-licensee, Affiliate or agent of MAGNA, MAGNA shall at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than $5 million per incident and $5 million annual aggregate and naming the Indemnitees as additional insured parties. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for MAGNA's indemnification under
            Section 7 of this Agreement. The minimum amounts of insurance coverage required under this Section 8 shall not be construed as a limit of MAGNA 's liability with respect to its indemnification under Section 8 of this Agreement.

      b. MAGNA shall provide MSSM with MAGNA written evidence of such insurance upon request of MSSM. MAGNA shall provide MSSM with written notice at least 60 days prior to the cancellation, non-renewal or material change in such insurance; if MAGNA does not obtain replacement insurance providing comparable coverage within such 60 day period effective immediately upon notice to MAGNA, MSSM shall have the right to terminate this Agreement effective at the end of such 60 day period without notice or any additional waiting periods.

      c. MAGNA shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during: (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by MAGNA or by a licensee, Affiliate or agent of MAGNA, and (ii) a reasonable period after the period referred to in (c)(i) above which in no event shall be less than three years.

9.    Term and Termination.

      a. This Agreement shall come into force as of the Effective Date. Unless sooner terminated as provided herein, this Agreement shall expire on the expiration of the last to expire of the Patent Rights.

      b. At any time prior to expiration of the term of this Agreement either party may terminate this Agreement forthwith for cause upon notice to the other party. "Cause" for termination of this Agreement shall be deemed to exist if either MSSM or MAGNA materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within ninety(90) days or, in the case of failure to pay any amounts due hereunder, 30 days (unless otherwise specified herein) after the giving of notice by the other party specifying such breach or default, or if either MSSM or MAGNA discontinues its business or becomes insolvent or bankrupt.

      c. Any amount payable hereunder by one of the parties to the other, which has not been paid by its due date of payment shall bear interest from its due date of payment until the date of actual payment, at a rate per annum equal to of two percent per annum in excess of the Prime Rate prevailing at Citibank, N.A., New York, New York, during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise, to the party in default by any non-defaulting party.

      c. Upon termination of this Agreement for any reason, MSSM's rights in and to the Patent Rights shall revert to MSSM. MAGNA's rights shall remain with MAGNA.

      d. Termination of this Agreement shall not relieve the parties of any obligation occurring prior to such termination.

      e. Sections 3b. 3c., 6, 7, 8 and 13 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement.

10.   Representation and Covenants

a. MSSM hereby represents, warrants, and covenants to the MAGNA hereto that it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

b. MAGNA hereby represents, warrants and covenants to the other party hereto that it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

c. Each of MSSM and MAGNA hereby represents, warrants and covenants to the other party hereto as follows:

            i) the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action;

            ii) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

            iii) the execution, delivery and performance by such party of this Agreement and its compliance with the terms and provisions hereof is not prohibited and does not and will result in a breach of any of the terms and provisions of, or constitute a default under, (i) a loan agreement, guaranty, financing agreement, agreement affecting a product, or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

            iv) the execution, delivery and performance of this Agreement by such party does not require the consent, approval, or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority, and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such party;

            v) this Agreement has been duly authorized, executed and delivered and constitutes such party's legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles; and

            vi) it shall comply with all applicable material laws and regulations relating to its activities under this Agreement.

            vii) Each party represents that performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by a party prior to the execution of this Agreement.

      d. Except as otherwise expressly provided herein, MSSM hereby represents, warrants and covenants to MAGNA that, to the best of its knowledge and belief:

            i) MSSM has the full right, power and authority to grant all of the right, title and interest in the License; and

            ii) there are no judgments or settlements against or owed by MSSM, or any pending or threatened claims or litigation relating to MSSM's interest in the Patent Rights.

11.   Assignment.

      Except for sublicenses granted in accordance with Section 2.b. and c., MAGNA shall not have the right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of MSSM's rights, duties and interest herein granted without first obtaining the written consent of MSSM to such assignment, such consent not to be unreasonably withheld, provided that MAGNA may assign its License without the consent of MSSM if the Assignee assumes MAGNA's obligations hereunder with respect to the payment of royalties to MSSM.

12.   Use of Name.

      Neither party may use the name of the other or its Affiliates in any publicity or advertising. Except as may be necessary in order to comply with its public disclosure and reporting obligations under the securities laws or other applicable law, a party may issue a press release or otherwise publicize or disclose this Agreement or the confidential terms and conditions hereof only with the prior written consent of the other party.

13.   Miscellaneous.

      a. In carrying out this Agreement the parties shall comply with all local, state and federal laws and regulations including but not limited to, the provisions of Title 35 U.S.C.A. ss. 200 et seq. and 15 CFR ss. 368 et seq.

      b. If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

      c. This Agreement shall be deemed to have been made in the State of New York and shall be governed and interpreted in all respects under the laws of the State of New York. Any and all disputes hereunder shall be brought and resolved solely in the courts of the State of New York in and for the Borough of Manhattan.

      d. All payments or notices required or permitted to be given under this agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, addressed as follows:

            To MSSM:        Mount MSSM School of Medicine of New York University
                            Attention: Executive Director.
                            Office of Industrial Liaison
                            One Gustave L. Levy Place
                            New York, New York 10029-6574

            Copy to:        General Counsel (at the same address)

            To MAGNA:       Magna-Lab Inc.
                            Attention: John R. Geisel, President
                            Six Kimball Lane
                            Lynnfield, Massachusetts  01940
            or such other address or addresses as either party may hereafter specify by written notice to the other. Such notices and communications shall be deemed to have been received by the addresses on the date of delivery if personally delivered or 14 days after having been sent by registered mail.

      e. This Agreement and the exhibits attached hereto constitute the entire Agreement between the parties with respect to the subject matter hereof and no variations, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both parties hereto. This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between MAGNA and MSSM.

      f. No waiver by either party of any non-performance or violation by the other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by any party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or non-performance.

      g. The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

      h. It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MOUNT SINAI SCHOOL OF MEDICINE              MAGNA-LAB, INC.
OF NEW YORK UNIVERSITY

By: /s/ Nathan Kase 09.11.02                By: /s/ John R. Geisel 09.09.02
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                                                John R. Geisel

Date:                                       Date:
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